UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                          FLEETWOOD ENTERPRISES, INC.
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
                        (Title of Class of Securities)

                                   339099103
                                (CUSIP Number)

                               December 31, 2005
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [  ] Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [  ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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|CUSIP No. 339099103||Page 2 of 9 Pages|
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|1 |NAME OF REPORTING PERSON                                                |
|  |                                                                        |
|  |          Basswood Capital Management, LLC                              |
|  |                                                                        |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                       |
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|2 |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) *         |
|  |                                                          (b) X         |
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|3 |SEC USE ONLY                                                            |
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|4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                    |
|  |                                                                        |
|  |          Delaware                                                      |
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|                  |       5        |SOLE VOTING POWER                      |
|                  |                |                                       |
|    NUMBER OF     |                |          -0-                          |
                   ----------------------------------------------------------
|      SHARES      |       6        |SHARED VOTING POWER                    |
|   BENEFICIALLY   |                |                                       |
|     OWNED BY     |                |          -0-                          |
                   ----------------------------------------------------------
|       EACH       |       7        |SOLE DISPOSITIVE POWER                 |
|    REPORTING     |                |                                       |
|      PERSON      |                |          -0-                          |
                   ----------------------------------------------------------
|       WITH       |       8        |SHARED DISPOSITIVE POWER               |
|                  |                |                                       |
|                  |                |          -0-                          |
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|9 |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            |
|  |                                                                        |
|  |          -0-                                                           |
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|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  *|
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|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       |
|  |                                                                        |
|  |          0%                                                            |
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|12|TYPE OF REPORTING PERSON*                                               |
|  |          OO                                                            |
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|CUSIP No. 339099103||Page 3 of 9 Pages|
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|1 |NAME OF REPORTING PERSON                                                |
|  |                                                                        |
|  |          Matthew Lindenbaum                                            |
|  |                                                                        |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                       |
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|2 |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) *         |
|  |                                                          (b) X         |
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|3 |SEC USE ONLY                                                            |
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|4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                    |
|  |                                                                        |
|  |          United States                                                 |
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|                   |       5        |SOLE VOTING POWER                     |
|                   |                |                                      |
|     NUMBER OF     |                |          -0-                         |
                    ---------------------------------------------------------
|      SHARES       |       6        |SHARED VOTING POWER                   |
|   BENEFICIALLY    |                |                                      |
|     OWNED BY      |                |          -0-                         |
                    ---------------------------------------------------------
|       EACH        |       7        |SOLE DISPOSITIVE POWER                |
|     REPORTING     |                |                                      |
|      PERSON       |                |          -0-                         |
                    ---------------------------------------------------------
|       WITH        |       8        |SHARED DISPOSITIVE POWER              |
|                   |                |                                      |
|                   |                |          -0-                         |
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|9 |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            |
|  |                                                                        |
|  |          -0-                                                           |
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|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  *|
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|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       |
|  |                                                                        |
|  |          0%                                                            |
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|12|TYPE OF REPORTING PERSON*                                               |
|  |          IN                                                            |
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|CUSIP No. 339099103||Page 4 of 9 Pages|
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|1 |NAME OF REPORTING PERSON                                                |
|  |                                                                        |
|  |          Bennett Lindenbaum                                            |
|  |                                                                        |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                       |
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|2 |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) *         |
|  |                                                          (b) X         |
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|3 |SEC USE ONLY                                                            |
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|4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                    |
|  |                                                                        |
|  |          United States                                                 |
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|                   |       5        |SOLE VOTING POWER                     |
|                   |                |                                      |
|     NUMBER OF     |                |          -0-                         |
                    ---------------------------------------------------------
|      SHARES       |       6        |SHARED VOTING POWER                   |
|   BENEFICIALLY    |                |                                      |
|     OWNED BY      |                |          -0-                         |
                    ---------------------------------------------------------
|       EACH        |       7        |SOLE DISPOSITIVE POWER                |
|     REPORTING     |                |                                      |
|      PERSON       |                |          -0-                         |
                    ---------------------------------------------------------
|       WITH        |       8        |SHARED DISPOSITIVE POWER              |
|                   |                |                                      |
|                   |                |          -0-                         |
-----------------------------------------------------------------------------
|9 |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            |
|  |                                                                        |
|  |          -0-                                                           |
-----------------------------------------------------------------------------
|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  *|
-----------------------------------------------------------------------------
|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       |
|  |                                                                        |
|  |          0%                                                            |
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|12|TYPE OF REPORTING PERSON*                                               |
|  |          IN                                                            |
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Item 1(a).   Name of Issuer:

             Fleetwood Enterprises, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             3125 Myers Street
             Riverside, CA  92503

Items 2(a)   Name and Principal Business Address of Person Filing:
and 2(b).

             This Schedule is being jointly filed by:

             (i)  Basswood Capital Management, LLC, a Delaware limited liability company ("Basswood"), which acts as investment advisor to one or more private investment partnerships (the "Partnerships"), offshore investment funds (the "Funds") and institutional managed accounts (the "Managed Accounts"), with respect to the shares previously held by the Partnerships, the Funds and the Managed Accounts;

             (ii) Matthew Lindenbaum, a Managing Member of Basswood; and

             (iii)Bennett Lindenbaum, a Managing Member of Basswood.

The principal business address of each reporting person is 645 Madison Avenue, 10th Floor, New York, New York 10022.

Item 2(c).   Citizenship:

             (i)  Basswood Capital Management, LLC is a Delaware limited liability company.
             (ii) Messrs. Lindenbaum are United States citizens.

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $1.00 per share

Item 2(e).   CUSIP Number:

             339099103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a) [ ]  Broker or Dealer registered under section 15 of the Act,

     (b) [ ]  Bank as defined in section 3(a)(6) of the Act,

     (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act,

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

     (e) [ ]  An investment adviser in accordance with ss. 240.13d-
              1(b)(1)(ii)(E),

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F),

     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G),

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

     (j) [ ]  A group, in accordance with ss. 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Basswood Capital Management, LLC:

     (a)  Amount beneficially owned:  -0-

     (b)  Percent of class: 0%

     (c)  Number of shares as to which such person has:
          (i)  Sole power to vote or to direct the vote: -0-
          (ii) Shared power to vote or to direct the vote:  -0-
          (iii)Sole power to dispose or to direct the disposition of: -0-
          (iv) Shared power to dispose or to direct the disposition of: -0-

     Matthew Lindenbaum:

     (a)  Amount beneficially owned:  -0-

     (b)  Percent of class: 0%

     (c)  Number of shares as to which such person has:
          (i)  Sole power to vote or to direct the vote: -0-
          (ii) Shared power to vote or to direct the vote:  -0-
          (iii)Sole power to dispose or to direct the disposition of: -0-
          (iv) Shared power to dispose or to direct the disposition of: -0-

     Bennett Lindenbaum:

     (a)  Amount beneficially owned:  -0-

     (b)  Percent of class:  0%

     (c)  Number of shares as to which such person has:
          (i)  Sole power to vote or to direct the vote: -0-
          (ii) Shared power to vote or to direct the vote:  -0-
          (iii)Sole power to dispose or to direct the disposition of: -0-
          (iv) Shared power to dispose or to direct the disposition of:  -0-

Item 5.  Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8.  Identification and Classification of Members of the Group.

          Not applicable.

Item 9.  Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          By signing below I (we) certify that, to the best of my (our) knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my (our) knowledge and belief, I (we) certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2006

  					Basswood Capital Management, LLC


					/s/ Matthew Lindenbaum
  					By: Matthew Lindenbaum
  					Title:  Managing Member



					/s/ Matthew Lindenbaum
					Matthew Lindenbaum, an individual



					/s/ Bennett Lindenbaum
					Bennett Lindenbaum, an individual

                              Joint Filing Agreement

Basswood Capital Management, LLC, a Delaware limited liability company, and Matthew and Bennett Lindenbaum, each an individual, hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  February 14, 2006

  					Basswood Capital Management, LLC


					/s/ Matthew Lindenbaum
  					By: Matthew Lindenbaum
  					Title:  Managing Member



					/s/ Matthew Lindenbaum
					Matthew Lindenbaum, an individual



					/s/ Bennett Lindenbaum
					Bennett Lindenbaum, an individual